Exhibit 5.1

[Form of opinion of Simpson Thacher & Bartlett LLP]

, 2005

Celanese Corporation
1601 West LBJ Freeway
Dallas, Texas 75234

Ladies and Gentlemen:

We have acted as counsel to Celanese Corporation, a Delaware corporation (the "Company") and the Selling Stockholders (as defined below), in connection with the Registration Statement on Form S-1 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the sale by Blackstone Capital Partners (Cayman) Ltd. 1, an exempted company incorporated under the laws of the Cayman Islands ("Cayman 1"), Blackstone Capital Partners (Cayman) Ltd. 2, an exempted company incorporated under the laws of the Cayman Islands ("Cayman 2"), Blackstone Capital Partners (Cayman) Ltd. 3, an exempted company incorporated under the laws of the Cayman Islands ("Cayman 3") and BA Capital Investors Sidecar Fund, L.P., a Cayman Islands exempted limited partnership ("BA Capital" and together with Cayman 1, Cayman 2 and Cayman 3, the "Selling Stockholders") of an aggregate of shares of Series A Common Stock, par value $.0001 per share (the "Common Stock"), of the Company (together with any additional shares of such stock that may be sold by the Selling Stockholders pursuant to Rule 462(b) (as prescribed by the Commission pursuant to the Act) in connection with the offering described in the Registration Statement, the "Shares").

We have examined the Registration Statement and a form of the share certificate for the Common Stock, which has been incorporated by reference as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Validity of the Shares" in the Prospectus included in the Registration Statement.

Very truly yours,
SIMPSON THACHER & BARTLETT LLP